FORM OF
FORUM FUNDS
ADMINISTRATION AND TRANSFER AGENCY SERVICES AGREEMENT

FORUM FUNDS
ADMINISTRATION AND TRANSFER AGENCY SERVICES AGREEMENT

AGREEMENT dated as of the 10th day of August, 2011, by and between Forum Funds, a Delaware statutory trust, with its principal office and place of business at Three Canal Plaza, Portland, Maine 04101 (the “Trust”), and Atlantic Fund Administration, LLC (“Atlantic”), a limited liability company organized under the laws of the State of Delaware with its principal place of business at Three Canal Plaza, Portland, Maine 04101.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company and may issue its shares of beneficial interest, no par value, in separate series and classes; and

WHEREAS, the Trust offers shares of certain series as listed in Appendix A hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement, being herein referred to as a “Fund,” and collectively, the “Funds”) and the Trust offers shares of certain classes of each Fund as listed in Appendix A hereto; and

WHEREAS, the Trust desires that the Atlantic perform transfer agency, dividend disbursing agent and certain administration services for the Funds and the Atlantic is willing to provide such services on the terms and conditions set forth in this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and the Atlantic agree as follows:

SECTION 1.  DEFINED TERMS; APPOINTMENT; DELIVERY OF DOCUMENTS

(a)           As used in this Agreement, the following terms have the following meanings:

“1940 Act” has the meaning set forth in the preamble hereto.

“38a-1 Compliance Program” has the meaning set forth in Section 1(b).

“38a-1 Manuals” shall have the meaning set forth in Section 11(b).

“Adviser” has the meaning set forth in Section 2(b).

“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors, management or executive officers of that Person.

“Affiliated” mean the relationship of being an Affiliate to another person.

“Agreement” means this Agreement and any appendices and schedules attached hereto, in each case as any of them may be amended from time to time.

“AML Compliance Officer” has the meaning set forth in Section 4.1 of Appendix E.

“Authorized Person(s)” has the meaning set forth in Section 2(d).

“Base Period” has the meaning set forth in Section 5(e).

“Board” has the meaning set forth in Section 2(a).

“CCO” has the meaning set forth in Section 2(g).

“Change Control Process” has the meaning set forth in Section 2(c).

“Atlantic” has the meaning set forth in the preamble hereto and includes successors-in-interest.

“Atlantic Indemnitees” has the meaning set forth in Section 3(b).

“Atlantic Processes” has the meaning set forth in Section 2(e).

“Class” and “Classes” have the meaning set forth in the preamble hereto.

“Contract Manager” has the meaning set forth in Section 2A(a).

“Dependencies” has the meaning set forth in Section 2(d).

“Dependencies Schedule” has the meaning set forth in Section 2(d).

“Disclosing Party” has the meaning set forth in Section 7(f).

“Effective Date” has the meaning set forth in Section 5(a).

“Executive Officers” has the meaning set forth in Section 2(a).

“Existing Adviser” has the meaning set forth in Section 5(f).

“Fee Schedule” has the meaning set forth in Section 4(a).

”Fund” and “Funds” have the meaning set forth in the preamble hereto.

“Fund Intermediaries” has the meaning set forth in Section 2(d).

“Governing Body” means, for any entity, the Person or body of Persons governing the operations of the entity (for example, if the entity is a corporation, its board of directors).

“Governmental Authority” has the meaning set forth in Section 2(d).

“Instruction” means any oral and written notice or statement directing action or inaction, including any such notice or statement transmitted to Atlantic (i) in electronic format by machine-readable input, electronic mail, CRT data entry or other similar means, or (ii) in person or by telephone, telecopy, vocal telegram or similar means.

“Intellectual Property Rights” means: (i) trademarks, service marks, brand names, certification marks, trade dress, trade names and other indications of origin, and the goodwill associated with the foregoing; (ii) inventions, discoveries and improvements, whether patentable or not; (iii) patents, applications for patents, inventors’ certificates and invention disclosures; (iv) non-public information, ideas, trade secrets and confidential information and rights to limit the use or disclosure thereof by any person; (v) copyrightable works, including writings, databases, computer software programs and documentation; (vi) copyrights and mask works; (vii) any similar intellectual property or proprietary rights; and (viii) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing; in each case, including all registrations, applications for registration, applications, renewals, extensions, and reissues, of or for any of the foregoing and in any jurisdiction.

“Law” has the meaning set forth in Section 2(d).

“NAV” has the meaning set forth in Section 3(e).

“NAV Difference” has the meaning set forth in Section 3(f).

“Non-Discretionary Subcontractors” has the meaning set forth in Section 2(d).

“Organic Documents” has the meaning set forth in Section 1(b).

“Partial Termination” has the meaning set forth in Section 5(c).

“Parties” means the Trust and Atlantic.

“Person” means any natural person or incorporated or unincorporated entity.

“Plan” has the meaning set forth in Section 1(b).

“Policies and Procedures” has the meaning set forth in Section 1(c).

“Principal Executive Officer (or “PEO”)” has the meaning set forth in Section 2(a).

“Principal Financial Officer (or “PFO”)” has the meaning set forth in Section 2(a).

“Prior Agreements” has the meaning set forth in the preamble hereto.

“Proprietary Information” has the meaning set forth in Section 7(e).

“Prospectus” has the meaning set forth in Section 1(b).

“Recalculated NAV” has the meaning set forth in Section 3(f).

“Receiving Party” has the meaning set forth in Section 7(f).

“Registration Statement” has the meaning set forth in Section 1(b).

 “Reviews” has the meaning set forth in Section 11(c).

“SEC” means the United States Securities and Exchange Commission and any successor governmental authority.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Change” has the meaning set forth in Section 2(c).

“Service Change Plan” has the meaning set forth in Section 2(c).

“Services” means the services set forth in Section 2(b).

“Services Operations” has the meaning set forth in Section 11(b).

“Service Standards” means the service standards set forth in Appendix F.

“Shares” has the meaning set forth in the preamble hereto.

“Standard of Care” has the meaning set forth in Section 3(a).

“Termination Payment Amount” has the meaning set forth in Section 5(f).

“Third Party Contract” means a contract or other understanding or agreement (other than this Agreement) between or among (i) the Trust and (ii) a third party service provider to the Trust pursuant to which such third party is obligated to take or refrain from taking actions that are necessary or useful for the orderly and timely delivery of the Services, including contracts or understandings with (A) Advisers, (B) principal underwriters, (C) Persons acting as PEO, PFO or CCO and their respective employers, (D) Fund Intermediaries, and (E) Non-Discretionary Subcontractors.

“Third Party Service Provider” means any Person that provides services to the Trust under a Third Party Contract.

“Trust” has the meaning set forth in the preamble hereto.

“Trust Counsel” has the meaning set forth in Section 2(g).

“Trust Records” has the meaning set forth in Section 7(a).

Other capitalized terms used but not defined in this Section 1(a) shall have the meanings set forth in this Agreement.

(b)    The Trust hereby appoints Atlantic, and Atlantic hereby agrees, to act or to cause an Affiliate to act for the Trust and for each of the Funds for the period and on the terms set forth in this Agreement as:  (i) administrator and (ii) transfer agent for the authorized and issued Shares, including dividend disbursing agent and agent in connection with any accumulation plan, open-account plan, periodic investment plan, periodic withdrawal program or similar plan or programs provided to the registered owners of Shares (“Shareholders”) and set out in the currently effective prospectuses and statements of additional information of the applicable Fund (collectively, as currently in effect and as amended or supplemented, the “Prospectus”).  As the context may require (including in relation to the delivery of the Services and information, and compliance with recordkeeping requirements), references herein to Atlantic include Atlantic and such Affiliates to which Atlantic may from time to time subcontract the performance of the Services or any portion thereof pursuant to Section 5(h) of this Agreement.  Pursuant and subject to the provisions of this Agreement, including Section 5(h) hereof, Atlantic shall be fully responsible to the Trust for the acts and omissions of any such subcontractor as Atlantic is for its own acts and omissions under this Agreement.

(c)    In connection therewith, the Trust has delivered to Atlantic or Atlantic has received copies of (i) the Trust’s Trust Instrument and Bylaws (collectively, as amended from time to time, “Organic Documents”), (ii) the Trust’s Registration Statement and all amendments thereto filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act (the “Registration Statement”), (iii) the current Prospectus for each Fund, (iv) each current plan of distribution or similar document adopted by the Trust under Rule 12b-1 under the 1940 Act (“Plan”) and each current shareholder service plan or similar document adopted by the Trust (“Service Plan”), (v) all policies and procedures adopted by the Trust with respect to the Funds (e.g., repurchase agreement procedures) (“Policies and Procedures”) and (vi) the Trust’s current compliance program adopted under Rule 38a-1 under the 1940 Act (the “38a-1 Compliance Program”), and shall promptly furnish Atlantic with all amendments of or supplements to the foregoing.

SECTION 2.  DUTIES OF ATLANTIC AND THE TRUST

(a)    Subject to the direction and control of the Board of Trustees of the Trust (the “Board”) and as detailed in this Agreement, Atlantic shall manage, coordinate and report to the Board and, subject and pursuant to Section 11 of this Agreement, to the principal executive officer (“PEO”) and the principal financial officer (“PFO”) of the Trust (the “Executive Officers”) regarding the (i) Services and (ii) such other matters related to the services provided to the Trust by an Affiliate of Atlantic as may be specifically set forth in this Agreement.

(b)    With respect to the Trust or one or more Funds, as applicable, and subject to the terms and conditions of this Agreement, (i) Atlantic shall provide the services set forth in Appendices B and C (the “Services”) and (ii) Atlantic agrees that the Services shall meet service standards set forth in Appendix D (the “Service Standards”) and that pursuant to Appendix D and subject to the Dependencies credits (as set forth in Appendix E) shall be applied against invoices rendered by Atlantic in the event that Atlantic (i) has delivered a report to the Board that contains an inaccuracy that is material to the content of the report and (ii) has not promptly corrected such report after it knew or reasonably should have known about such inaccuracy. Atlantic shall provide such other services and assistance relating to the affairs of the Trust or an investment adviser or investment subadviser to a Fund or the Funds (collectively, the “Adviser”) as the Trust may, from time to time, reasonably request pursuant to mutually acceptable compensation agreements.

(c)    Atlantic shall reasonably cooperate with the Trust to accommodate non-material changes and adjustments to any Service; the Trust recognizes that isolated requests for changes or adjustments, when combined with other such requests, may in the aggregate have a material effect.  If (i) the Trust requests (A) the addition of a new service, or (B) any material change or adjustment to any Service, or (ii) in the event that the Trust materially amends its Policies and Procedures or 38a-1 Compliance Program or there is a material change in Law related to or affecting any Service (collectively, a “Service Change”), the parties shall cooperate with one another to implement such addition, change or adjustment in a manner that minimizes any material adverse effect on the Trust.  The parties shall mutually determine the date on which such Service Change shall take place, and develop a written plan to implement such Service Change (a “Service Change Plan”), as well as any implementation or additional fees and expenses that may be required to effect such Service Change.  Each Service Change Plan will include applicable obligations for each party and will specify (A) actions to be taken by parties to Third Party Contracts, and (B) an effective date for the completion of the Service Change Plan.  Notwithstanding the foregoing, Atlantic shall have no obligation to effect any Service Change unless and until it has agreed to do so in writing.  Any Service Change made by the parties shall become part of the Services for all purposes under this Agreement thereafter.  For purposes of this Agreement, the foregoing shall be the “Change Control Process.”

(d)           In addition to the limitation of liability set forth in Section 3 of this Agreement, Atlantic shall not be liable to the Trust or any other person for any failure to provide any Service, or any failure to meet a Service Standard, in the following circumstances, but only for so long as such circumstances continue (and for a reasonable period thereafter taking into account the impact that such an occurrence has on Atlantic’s ability to comply with its obligations under this Agreement):

(i)
if any relevant Dependencies (as defined in Appendix E, hereinafter the “Dependencies Schedule”) upon which performance of the relevant Service or compliance with the applicable Service Standards depends are not met and the failure to meet any such Dependencies was not a result of delay, or failure to provide information or take action, by Atlantic required to be provided or taken under this Agreement; provided that Atlantic shall not be exculpated pursuant to this Section 1(d) for any such failure to perform a Service or meet a Service Standard caused solely and directly by a breach by Atlantic of its standard of care as set forth in the custody agreement between Atlantic and the Trust;

(ii)	if the failure to perform the Services or the failure to perform the Services to any Service Standard is at the request or with the consent of the Trust or an Authorized Person;

(iii)
if the failure to perform the Services or the failure to perform the Services to any Service Standard results from incorrect or corrupted information provided by (A) any Third Party Service Provider, including, without limitation, any Adviser, the principal underwriter for a Fund, brokers or other intermediaries through which a Fund’s shares may be sold or distributed (“Fund Intermediaries”) and any other current or predecessor service providers to the Trust or (B) valuation or market information providers, pricing services, couriers, software houses, custodians, clearing systems or depositories, provided, that (1) if any such person described in clause (B) above is chosen by Atlantic, then the selection of such person must have been reasonable under the circumstances (and the selection of such a person shall be deemed reasonable if, after notice explicitly identifying such selection and providing an opportunity to object to such selection, the Board or an Executive Officer does not object to such selection);  and (2) in any event, persons shall be deemed reasonable if they are selected or retained at the direction of the Trust or an Authorized Person (“Non-Discretionary Subcontractors”) or with the consent of the Trust or an Authorized Person; and/or

(iv)
if any Law (as defined below) to which Atlantic or any third party is subject prevents or limits the performance of the duties and obligations of Atlantic, and, if such Law affects Atlantic, Atlantic has notified the Trust or an Authorized Person.

Notwithstanding the foregoing, Atlantic shall nevertheless use reasonable efforts to provide the Services while any of the circumstances specified in this Section 2(d) above subsist, provided that Atlantic shall not be required to incur any additional costs in doing so (other than costs that it would have had to incur in the ordinary course of providing the Services, assuming such circumstances had not so occurred).  If, despite the foregoing, Atlantic incurs any such additional costs in endeavoring to supply the Services, Atlantic shall promptly notify an Authorized Person, and the Trust shall reimburse those costs to Atlantic to the extent that they have been reasonably incurred (and Atlantic used reasonable efforts to mitigate such costs) or they have been agreed in advance between the parties.  For purposes of this Agreement, (i) the capitalized term “Law” means any statutes, rules and regulations of any Governmental Authority and applicable judicial or regulatory interpretations thereof, (ii) “Governmental Authority” means any court, government department, central bank, commission, board, bureau, agency, securities or futures industry associations or other regulatory, self-regulatory, administrative, judicial, executive, legislative or governmental entity in any country or jurisdiction and (iii) “Authorized Person” means any Executive Officer or the Board or any committee thereof.

(e)    Nothing contained herein shall be construed to require Atlantic to perform any service that could cause Atlantic to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause a Fund to act in contravention of the Prospectus or any provision of the 1940 Act.  The Trust acknowledges and agrees that (i) the summaries of the Services and Service Standards set out in Appendices B, C and D are intended to define the scope of the Services to be provided, and to establish Service Standards for their provision; and (ii) subject to the Board’s right to audit the efficacy of the Atlantic Processes in connection with discharging the Board’s obligations under Rule 38a-1 and pursuant to Section 11 of this Agreement, the procedures, features, functionalities, systems and/or facilities (“Atlantic Processes”) that support the provision of the Services by Atlantic or any Affiliated subcontractor shall be a matter for the sole discretion of Atlantic.  Except as otherwise specifically provided in Appendices B and C with respect to the Services, the Trust assumes all responsibility for ensuring that the Trust complies in all material respects with all applicable requirements of the Securities Act, the 1940 Act and any other Laws applicable to the Trust.

(f)    Atlantic shall perform the Services (i) in material compliance with Laws applicable to Atlantic and (ii) subject to the terms of this Agreement, in observance of the Policies and Procedures and the 38a-1 Compliance Program.

(g)    Atlantic shall (i) promptly notify the Trust’s chief compliance officer (“CCO”) and its legal counsel (“Trust Counsel”) of any material violation of Law known to Atlantic by the Trust or any Funds and (ii) at each meeting of the Board and at such other times as determined appropriate by Atlantic, notify the Board of any other violation of Law by Atlantic or a Third Party Service Provider affecting the Trust of which Atlantic becomes aware in providing the Services, including as a result of information generated by Atlantic, detected through Atlantic’s internal or external audit procedures or provided to Atlantic by other service providers to the Trust or any Atlantic subcontractor.  In addition, the CCO will receive reports pursuant to Section 11 of this Agreement.

(h)    Prior to the commencement of Atlantic’s responsibilities under this Agreement with respect and to the extent applicable to a new Fund, the Trust shall deliver or cause to be delivered over to Atlantic (i) an accurate list of Shareholders, showing each Shareholder’s address of record, number of Shares owned and whether such Shares are represented by outstanding share certificates and (ii) all Shareholder and Fund records, files, and other materials necessary or appropriate for proper performance of the functions assumed by Atlantic under this Agreement.

SECTION 2A.  CONTRACT MANAGEMENT

(a)    Atlantic will appoint one individual with sufficient seniority, experience and authority to oversee the Atlantic’s performance under this Agreement (the Atlantic “Contract Manager”) and, for periods when any Contract Manager is absent due to illness or vacation, a deputy for him or her, who will be the primary point of contact for the Executive Officers.  One of the Trust’s PEO, PFO, or such other Person designated by the Board from time to time, shall be the Trust’s “Contract Manager”.  The Contract Managers for each Party shall be responsible for the overall management of this Agreement.  Subject to and as contemplated by this Agreement (including specifically Section 11), the Contract Managers or their deputies will have the authority and be given the primary responsibility to:

(i)     oversee matters relating to their respective appointing Party that are set out in this Agreement;

(ii)    represent the appointing Party in relation to this Agreement and make or communicate management decisions by or on behalf of the appointing Party on day-to-day issues;

(iii)   on behalf of the appointing Party and in relation to this Agreement, receive and respond to, and deliver, (A) requests for information and reports and (B) notices and communications, excepting for Instructions and as otherwise specifically provided in this Agreement.

(iv)   monitor the appointing Party’s compliance with its obligations under this Agreement;

(v)    review the performance of the Services and the achievement of Service Standards;

(vi)   conduct preliminary discussions concerning new, or changes to existing Services or Service Standards, including a determination of whether any such change or addition requires or does not require a Service Change before implementation;

(b)    Each Party shall notify the other Party promptly of any planned change of its Contract Manager or any deputy to the Contract Manager.

(c)    Each Party shall cause its Contract Managers to attend:

(i)     a quarterly meeting (or as otherwise agreed by the Contract Managers) at which Atlantic’s performance of the Services in compliance with the Service Standards shall be reviewed; and

(ii)    a periodic meeting (as agreed by such persons) at which strategic review and planning issues in relation to the Services are discussed.

Each Party shall provide its Contract Manager with such information and documentation as may be reasonably necessary for the Contract Manager to carry out its functions.  The Contract Managers shall agree on the form and content of the minutes of each such meeting or any other report relating to the foregoing and the Services (i) that may be requested by the Board or (ii) to be delivered to the Board.

        SECTION 3.  STANDARD OF CARE; INDEMNIFICATION; RELIANCE; AND LIABILITY LIMITATIONS

(a)    Atlantic shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Atlantic in writing.  Atlantic shall use commercially reasonable judgment and efforts in rendering the Services, provided, however, that notwithstanding the foregoing or any other provision of this Agreement to the contrary, Atlantic shall not be liable to the Trust, any Shareholders or any other person for any action or inaction of Atlantic relating to any event whatsoever in the absence of bad faith, willful misfeasance or negligence in the performance of Atlantic’s duties or obligations under this Agreement or Atlantic’s reckless disregard of its duties and obligations under this Agreement (the “Standard of Care”).

(b)    The Trust agrees to indemnify and hold harmless Atlantic, its employees, agents, subcontractors, directors, officers and managers and any person who controls Atlantic within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended, (“Atlantic Indemnitees”) against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to a claim from a third party and arising directly out of (A) Atlantic’s actions taken or failures to act with respect to a Fund or (B) incident to the delivery of the Services, except those actions or failures to act for which Atlantic would be liable under Section 3(a).

(c)    Atlantic agrees to indemnify and hold harmless the Trust, its employees, agents, trustees and officers against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out or in any way related to a claim from a third party and arising directly out of (A) Atlantic’s actions taken or failures to act with respect to a Fund or (B) incident to the delivery of the Services for which Atlantic would be liable under Section 3(a).

(d)    An Atlantic Indemnitee shall not be liable for any action taken or failure to act in good faith reliance upon:

(i)           the advice of the Trust or of counsel, who may be counsel to the Trust or counsel to Atlantic, and upon statements of accountants, brokers and other persons reasonably believed in good faith by Atlantic to be expert in the matters upon which they are consulted;

(ii)           any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction.  Atlantic shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction;

(iii)           any written instruction or certified copy of any resolution of the Board, and Atlantic may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Atlantic to have been validly executed; or

(iv)           any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Atlantic to be genuine and to have been signed or presented by the Trust or other proper party or parties;

(v)           any share certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any former transfer agent or former registrar or of a co-transfer agent or co-registrar of the Trust;

(vi)           any electronic instructions from the Trust in conformity with security procedures established by Atlantic from time to time in order to (x) effect the transfer or movement of cash or Shares or (y) transmit Shareholder information or other information.

(e)           Notwithstanding anything to the contrary in this Agreement, Atlantic shall not be liable to the Trust or any shareholder of the Trust for any net loss, after amounts debited or credited to shareholders in accordance with the Trust’s policy, to the Trust if a net asset value (“NAV”) difference (as defined below, an “NAV Difference”) for which Atlantic would otherwise be liable under this Agreement is less than $0.01.

(f)           For purposes of this Agreement, (i) an NAV Difference shall mean the difference between the NAV at which a shareholder purchase or redemption should have been effected (“Recalculated NAV”) and the NAV at which the purchase or redemption was effected, divided by the Recalculated NAV, (ii) any NAV Difference and any Atlantic liability therefrom are to be calculated each time a Fund’s (or class’s) NAV is calculated, (iii) in calculating any NAV Difference for which Atlantic would otherwise be liable under this Agreement for a particular NAV error, losses and gains of the affected Fund or class shall be netted and (iv) in calculating any NAV Difference for which Atlantic would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, losses and gains of the affected Fund or class for the period shall be netted.

(g)           In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim.  The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party.  The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(h)           Notwithstanding any other provision of this Agreement to the contrary, neither party to this Agreement shall be liable to the other party or any indemnitee for any indirect, special or consequential damages in relation to the subject matter of this Agreement or under any provision of this Agreement, even if advised of the possibility of the same.

SECTION 4.  COMPENSATION AND EXPENSES

(a)           In consideration of the Services provided by Atlantic pursuant to this Agreement, the Trust shall pay Atlantic, with respect to each Fund, the fees set forth in a separate document agreed to from time to time by the Parties (the “Fee Schedule”).  These fees shall be accrued by the Trust daily and shall be payable monthly in arrears on the second business day of each calendar month for services performed under this Agreement during the prior calendar month.  Reimbursement shall be payable monthly in arrears on the second business day of each calendar month for services performed under this Agreement during the prior calendar month.

If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.  Upon the termination of this Agreement with respect to a Fund, the Trust shall pay to Atlantic such compensation as shall be payable prior to the effective date of termination.

(b)           Notwithstanding anything in this Agreement to the contrary, Atlantic and its affiliated persons may receive compensation or reimbursement from the Trust with respect to (i) the provision of services not covered by this Agreement on behalf of the Funds in accordance with any Plan or Service Plan, (ii) the provision of shareholder support or other services not covered by this Agreement, and (iii) service as a trustee of the Trust.

(c)           In connection with the services provided by Atlantic pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to reimburse Atlantic for the expenses set forth in the Fee Schedule.  In addition, the Trust, on behalf of the applicable Fund, shall reimburse Atlantic for all expenses and employee time (at 150% of salary) attributable to any review, outside of routine and normal periodic reviews or other reviews provided for under this Agreement, of the Trust’s accounts and records by the Trust’s independent accountants or any regulatory body of which the Trust is first notified and that are not attributable to any negligent action or inaction of Atlantic or any custodian that was (as of the relevant time period) an Affiliate of Atlantic..

(d)           Atlantic may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of counsel to the Trust or counsel to Atlantic.  The costs of any such advice or opinion of counsel to the Trust shall be borne by the Trust, and Atlantic shall notify the Trust of any such advice and shall cooperate with the Trust to ensure that such costs are reasonable.

SECTION 5.  EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a)           This Agreement shall become effective as between Atlantic and the Trust on the date first above written (“Effective Date”).  This Agreement shall have a term of three years from the Effective Date and shall thereafter continue in effect from year to year until terminated.  This Agreement shall become effective with respect to a new Fund on the later of the date that the Trust’s Registration Statement with respect to such Fund becomes effective or the date of the commencement of operations of the Fund.  Upon effectiveness of this Agreement, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as such Agreement may have been deemed to relate to the Trust or the Funds; provided that the fees and liability and indemnification agreement provisions applicable to services provided and acts or failure to act before the Effective Date shall be the agreement provisions in effect at the time under the Prior Agreements.

(b)           This Agreement shall continue in effect (i) until terminated in its entirety or (ii), with respect to any Fund or with respect to any one or more of the Services covered by Appendices B or C, as applicable, provided to any one or more of the Funds, until terminated as to a Fund or a Service provided to a Fund.

(c)           Except as provided in Section 5(e), this Agreement may be terminated (A) in its entirety or (B) with respect to any Fund or with respect to any one or more of the Services covered by Appendices B or C, as applicable, provided to any one or more of the Funds (a “Partial Termination”), without the payment of any penalty:

(i)
subject to Section 5(e) below, with or without cause, at any time, by either party on the date specified in a written notice to the other party provided not less than 120 days prior to the termination date specified in the notice, provided that in the event the Trust gives notice of a Partial Termination, Atlantic shall have thirty days to deliver notice that it intends to terminate any remaining portion, or the entirety, of this Agreement (and any such notice from Atlantic shall be deemed to have been given as of the date of the original notice from the Trust and with the same effective date as that set forth in such notice from the Trust); provided further, that in the event Atlantic gives notice of termination or of a Partial Termination, the Board may delay the termination or Partial Termination for up to 60 days upon written notice to Atlantic and a finding that doing so is in the best interest of shareholders of the affected Fund or Funds; and

(ii)
for cause at any time by the non-breaching party on at least sixty (60) days’ written notice thereof to the other party, if the other party has materially breached any of its obligations hereunder including, with respect to Atlantic, the failure by Atlantic to act consistently with the standard of care set forth in Section 3(a); provided, however, that (i) the termination notice shall describe the breach, and (ii) no such termination shall be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching party has cured such breach to the reasonable satisfaction of the non-breaching party.

(d)           Upon notice of termination by either party of this Agreement, in its entirety or with respect to any Fund or any Service provided to any Fund, Atlantic shall promptly transfer to any successor service providers the original or copies of all books and records maintained by Atlantic under this Agreement including, in the case of records maintained on computer systems, copies of such records in commercially reasonable, machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor service provider(s) in the establishment of the books and records necessary to carry out the successor service providers’ responsibilities.  Should the Trust exercise its right to terminate this Agreement, the Trust shall reimburse Atlantic for Atlantic’s reasonable costs associated with the copying and movement of records and material to any successor person and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor’s responsibilities (“termination costs”); provided, however, that, notwithstanding anything herein to the contrary, the Trust shall have no obligation to reimburse Atlantic for its costs if the Trust terminates this Agreement pursuant to clause (ii) of subsection (c) above or if Atlantic terminates this Agreement pursuant to clause (i) of subsection (c) above.

(e)           Except as provided in Section 5(c)(i) concerning Atlantic’s termination should the Trust give notice of Partial Termination and except as provided in Section 5(c)(ii), this Agreement may not be terminated with respect to any Fund as to which the Agreement becomes effective after the Effective Date (a “new Fund”) before the end of three years following the date on which the Agreement becomes effective with respect to the new Fund, unless the operations of the new Fund are wound up and discontinued and the assets of the new Fund are distributed to the Shareholders.  The period from the date on which this Agreement becomes effective as to a new Fund until the date on which the Agreement could be terminated as to the new Fund under this Section 5(e) is the “Base Period” as to the new Fund.

(f)           Inasmuch as a termination pursuant to Section 5(c)(ii) by Atlantic or if the Agreement is otherwise terminated or deemed to be terminated by actions of the Trust (except pursuant to Section 5(c)(ii) due to breach by Atlantic) will, in the circumstances described below in this Section 5(f), cause substantial damages to Atlantic and because of the difficulty of estimating those damages, the Trust shall pay, as liquidated damages, the amounts set forth below as of the effective date of such termination or Partial Termination (the “Termination Payment Amount”):

(A)      If the new Fund is advised by an Adviser or an Affiliate of the Adviser that has provided advisory services to the Trust (even if such services were provided with respect to another Fund) for at least three (3) years prior to the effective date of such termination or Partial Termination for the new Fund (an “Existing Advisor”), then the Termination Payment Amount shall be equal to:

(1)      If the new Fund began operations as a Fund under the Trust —

	(a)	$50,000, if such termination or Partial Termination occurs within one year of the effective date of the Registration Statement for such new Fund;

	(b)	$30,000, if such termination or Partial Termination occurs after one year but before the second year of the effective date of the Registration Statement for such new Fund; and

	(c)	$15,000, if such termination or Partial Termination occurs after the second year but before the third year of the effective date of the Registration Statement for such new Fund;

(2)	If the new Fund began operations as a fund under another company or trust —

	(a)	$150,000, if such termination or Partial Termination occurs within one year of the effective date of the Registration Statement for such new Fund;

	(b)	$100,000, if such termination or Partial Termination occurs after one year but before the second year of the effective date of the Registration Statement for such new Fund; and

	(c)	$50,000, if such termination or Partial Termination occurs after the second year but before the third year of the effective date of the Registration Statement for such new Fund;

(3)      The amounts listed in (1) and (2) above are for terminations; the Termination Payment Amount for Partial Terminations shall be 50% of the amount listed.

(B)           If the new Fund is advised by an Advisor that is not an Existing Advisor, then the Termination Payment Amount shall be equal to one-third of (i) the average monthly fees payable to Atlantic pursuant to Section 4(a) of this Agreement for the last six (6) months preceding such termination or Partial termination, multiplied by (ii) the number of full and partial months remaining until the expiration of the Base Period.

The Parties agree that the foregoing sums are a reasonable forecast of probable actual loss to Atlantic and that they are agreed to as liquidated damages and not as a penalty.

(g)           The provisions of Sections 3, 4, 5, 7, 13 and 15 shall survive any termination of this Agreement.

(h)           Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement may be assigned by any party without the written consent of the other party.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.  Subject to prior notice to the Trust, Atlantic may, without further consent on the part of the Trust, (i) assign this agreement to any Affiliate of Atlantic or (ii) subcontract for the performance hereof with any entity, including an Affiliate of Atlantic; provided however, that Atlantic shall be as fully responsible to the Trust for the acts and omissions of any assignee or subcontractor as Atlantic is for its own acts and omissions under this Agreement and that no such assignment or subcontract will increase the compensation payable by the Trust to Atlantic under this Agreement for the Services.  Notwithstanding the foregoing, Atlantic shall not be liable for the acts or omissions of (i) any Non-Discretionary Subcontractors or (ii) any assignee provided that the Trust has consented to such assignment.

SECTION 6.  ADDITIONAL FUNDS OR CLASSES OF SHARES

In the event that the Trust establishes one or more series or classes of Shares subject to this agreement but after the effectiveness of this Agreement, each such series or class of Shares shall become a Fund, or class of Shares of a Fund (if applicable), under this Agreement and shall be added to the Fee Schedule.

SECTION 7.  RECORDKEEPING; PROPRIETARY INFORMATION; CONFIDENTIALITY

(a)           Atlantic shall prepare and maintain on behalf of the Trust the books and records detailed in the Appendices and such other records as are agreed from time to time in writing by Atlantic and the Trust (the “Trust Records”).  The books and records maintained by Atlantic shall be prepared, maintained and, subject to Section 7(d) below, preserved by Atlantic in such form, for such periods and in such locations as may be required by the Laws applicable to the Trust, including, without limitation, Section 31 of the 1940 Act, as amended.  The Trust Records in Atlantic’s possession shall be the property of the Trust.

(b)           Subject to Atlantic’s then-current, reasonable confidentiality, security and data protection procedures, the Trust and its authorized representatives and any Governmental Authority with jurisdiction over the Trust shall have reasonable access to the Trust Records at all times during Atlantic’s normal business hours.  Upon the reasonable advance request of the Trust, an Authorized Person or the CCO, copies of Trust Records shall be provided by Atlantic to the Trust or its authorized representatives, provided that the Trust or the appropriate Fund shall pay Atlantic’s reasonable costs of copying the Trust Records.

(c)           If Atlantic receives a request or demand from a third party, including a Governmental Authority with jurisdiction over the Trust, to inspect any Trust Records, Atlantic will endeavor to notify the Trust and to secure instructions from the Trust or an authorized representative about such inspection.  Atlantic shall abide by such instructions for granting or denying the inspection; provided, that Atlantic may grant the inspection without instructions or in contravention of instructions if Atlantic is advised by counsel to Atlantic or the Trust that failure to do so is substantially likely to result in liability to Atlantic; and provided, further, that in such event, Atlantic shall endeavor promptly to advise the Trust of such contrary advice, to the extent practicable in advance of any inspection.

(d)           Upon termination of this Agreement, Atlantic shall, subject to payment of all undisputed amounts due to Atlantic hereunder and at the expense and direction of the Trust, transfer to the Trust or any successor service provider all Trust Records in the electronic or other medium in which such material is then maintained by Atlantic.

(e)           The Trust acknowledges that the information provided by Atlantic pursuant to Section 11 of this Agreement, databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by Atlantic on databases under the control and ownership of Atlantic or a third party retained by Atlantic constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial importance to Atlantic or the third party.  The Trust agrees to treat all Proprietary Information as proprietary to Atlantic and further agrees that it shall (i) maintain as confidential any Proprietary Information and (ii) cause its Authorized Persons and other officers, directors and representatives to treat as confidential any Proprietary Information, and Atlantic may request and shall receive from any such persons an executed acknowledgement by them of such obligations.

(f)           The Trust and Atlantic (for purposes of Sections 7(f) and 7(g), each a “Receiving Party”) agree to keep confidential all information disclosed by the other party (for purposes of this Sections 7(f) and 7(g), each a “Disclosing Party”), including, without limitation all forms and types of financial, business, marketing, operations, technical, economic, engineering and personnel information of the Disclosing Party, whether tangible or intangible.

(g)           Notwithstanding any provision of this Agreement to the contrary, the Trust and Atlantic agree that the following information shall not be deemed confidential information: (i) information that was known to the Receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

(h)           Notwithstanding any provision of this Agreement to the contrary, Atlantic may: (i) provide information to Atlantic’s counsel and to persons engaged by Atlantic or the Trust to provide Services; (ii) provide information consistent with operating procedures that are customary with respect to the services in the industry; (iii) identify the Trust as a client of Atlantic for Atlantic’s sales and marketing purposes; and (iv) provide information as approved by the Trust or its authorized representative.

(i)           Atlantic acknowledges that certain Shareholder information made available by the Trust to Atlantic or otherwise maintained by Atlantic under this Agreement may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act and other applicable privacy laws (collectively, “Privacy Laws”).  Atlantic agrees (i) not to disclose or use such information except as required to carry out its duties under the Agreement or as otherwise permitted by law in the ordinary course of business; (ii) to limit access to such information to authorized representatives of Atlantic and the Trust; (iii) to establish and maintain reasonable physical, electronic and procedural safeguards to protect against access to such information by unauthorized persons; and (iv) to cooperate with the Trust and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either or both of the parties, including to the extent Atlantic maintains or otherwise possesses consumer report information for a business purpose, the proper disposal of such information.

(j)           Atlantic shall establish and maintain commercially reasonable facilities and procedures for safekeeping of all records maintained by Atlantic pursuant to this Agreement.

SECTION 8.  REPRESENTATIONS AND WARRANTIES

(a)   Representations and Warranties of Atlantic.  Atlantic represents and warrants to the Trust that:

(i)    It is a limited liability company duly organized and existing and in good standing under the laws of Delaware.

(ii)    It is empowered under Law applicable to Atlantic and by the documents pursuant to which it was formed as a legal entity in its jurisdiction to enter into this Agreement and perform its duties under this Agreement.

(iii)    All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement.

(iv)    It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement.

(v)    This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Atlantic, enforceable against Atlantic in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(b)   Representations and Warranties of the Trust.  The Trust represents and warrants to Atlantic that:

(i)    It is a statutory trust duly organized and existing and in good standing under the laws of Delaware.

(ii)    It is empowered under Law applicable to the Trust and by its Organic Documents to enter into this Agreement and perform its duties under this Agreement.

(iii)    All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement.

(iv)    It is registered as an open-end management investment company under the 1940 Act.

(v)    This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(vi)           A registration statement under the Securities Act is currently effective and will remain effective, and appropriate State securities law filings have been made and will continue to be made, with respect to all Shares of the Funds and Classes of the Trust being offered for sale, except to the extent that Atlantic is responsible for any of the foregoing under this Agreement or a Prior Agreement and has failed to cause such filings to be made not as the result of the failure of a Dependency.

SECTION 9.  FORCE MAJEURE

Atlantic shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.  In addition, to the extent Atlantic’s obligations hereunder are to oversee or monitor the activities of third parties, Atlantic shall not be liable for any failure or delay in the performance of Atlantic’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Atlantic.

SECTION 10.  ACTIVITIES OF ATLANTIC

Except to the extent necessary to perform Atlantic’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Atlantic’s right, or the right of any of Atlantic’s managers, officers or employees who also may be a trustee, officer or employee of the Trust, or persons who are otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

SECTION 11.  AUDIT RIGHTS; COOPERATION WITH CHIEF COMPLIANCE OFFICER OTHER SERVICE PROVIDERS AND INDEPENDENT ACCOUNTANTS

(a)           Atlantic shall (i) measure, monitor and track the performance of the Services and compare such performance to the Service Standards and (ii) report such performance to the Trust or a designated Authorized Person on a periodic basis in arrears in a form and with such frequency as (A) may mutually agreed by the parties or, (B) with respect to specified components of the Services, as may be specifically set forth in Appendices B and C.

(b)           Subject to the terms of this Agreement, Atlantic shall also provide to the CCO a copy of (i) any SAS 70 report obtained by Atlantic (or any Affiliated subcontractor of a material portion of the Services) with respect to its operations (and the operations of any such Affiliated subcontractor) related to the Services from time to time, (ii) the reports in the form set forth in Appendix F-4 (which may be delivered by Atlantic or, as applicable, any Affiliated subcontractor of a material portion of the Services) with the frequency set forth therein, and (iii) Atlantic’s (or such Affiliated subcontractors’) compliance policies (“38a-1 Manuals”) applicable to Atlantic’s (or such Affiliated subcontractors’) operations related to the Services (“Services Operations”), as amended from time to time.

(c)           Upon the Trust’s reasonable request and subject to Atlantic’s then-current, reasonable confidentiality, security and data protection procedures, Atlantic will permit the CCO and other authorized representatives of the Trust to visit with the appropriate personnel at Atlantic (or such Affiliated subcontractors) in order to conduct due diligence on, audit, inspect or otherwise examine the Services Operations and the Atlantic Processes (collectively, “Reviews”).  The Trust agrees that a Review may cover the entire scope of the Services Operations and will occur at Atlantic’s (or such Affiliated subcontractors’) facilities upon reasonable advance notice and will be scheduled to occur during regular business hours.  The expenses incurred by a person conducting a Review shall not be borne by Atlantic.  The parties will cooperate to minimize the disruption associated with Reviews, including the scope and timing of such Reviews.  On-site Reviews of Atlantic (or such Affiliated subcontractors) will be limited to two (2) Reviews per calendar year, except if and to the extent that material service, information security or compliance issues with respect to the Services Operations merit additional Reviews in the reasonable opinion of the CCO or a Review is requested in writing by an Adviser to a Fund; for the avoidance of doubt, a Review shall not include routine discussions about scheduling Reviews or other discussions between the Contract Managers or their deputies pursuant to Section 2A.

(d)           Atlantic shall provide certifications about Atlantic’s Services Operations in the form attached hereto as Appendices F-1 through F-3 with the frequency and to the person(s) detailed in such Appendices, as they may be amended as agreed by the Parties taking into account industry standards for such certifications.  At such other times as the Trust and Atlantic may agree, Atlantic shall provide reasonable, mutually acceptable, written certifications about such other matters as may be reasonably requested by the Trust and agreed by Atlantic.

        (e)           If (i) Atlantic or any Atlantic Affiliate to which this Agreement has been assigned or to which a material portion of the Services has been subcontracted fails to meet a Service Standard (including as a result of the action or inaction of any assignee or subcontractor) in the performance of any Service under this Agreement and such failure does not result from the failure of a Dependency or (ii) Atlantic is notified in writing by a Governmental Authority that Atlantic (or any Affiliated assignee or subcontractor of a material portion of the Services) is in violation of any Law applicable to Atlantic (or such assignee or subcontractor) and related to the Services, Atlantic shall:

(i)	with respect to any such failure to meet a Service Standard,

(A)	perform an analysis to identify the cause of any such failure or violation;

(B)
provide the CCO (and each Executive Officer that requests such report) with a report identifying the cause of, and the intended procedure/steps for correcting or resolving, such failure and the timeline for completing such procedure/steps;

(C)
with respect to any such failure that is material, and if requested by the CCO or an Executive Officer, meet with the CCO or an Executive Officer to discuss such failure and such intended procedure/steps and timeline; and

(D)	implement the intended procedure/steps for correcting such failure; and

(ii)	with respect to any such putative violation of applicable Law,

(A)	determine whether such Law applies to Atlantic (or such assignee or subcontractor) and whether Atlantic (or such assignee or subcontractor) is in violation of such applicable Law;

(B)
provide the CCO (and each Executive Officer that requests such report) with a report identifying the cause of, and the intended procedure/steps for correcting or resolving, such violation and the timeline for completing such procedure/steps;

(C)
with respect to any such violation that is material, and if requested by the CCO or an Executive Officer, meet with the CCO or an Executive Officer to discuss such violation and such intended procedure/steps and timeline; and

(D)	implement the intended procedure/steps for correcting such failure.

Atlantic shall notify the CCO or an Executive Officer upon completing the intended procedure/steps for correcting any such failure or violation.

(f)           Subject to the provisions of this Agreement (including the Fee Schedule, the Change Control Process and Section 7 related to confidentiality), Atlantic shall provide such additional cooperation or information (to the extent not covered by the foregoing provisions of this Section 11) with respect to Atlantic, the Atlantic Processes and the Services Operations as the Executive Officers, the CCO and each Fund’s independent public accountants may reasonably request.

(g)           Notwithstanding any other provision of this Agreement to the contrary, to the extent Atlantic is under this Agreement (including the Appendices) required to deliver or provide data, information or reports to any Executive Officer or the CCO, Atlantic shall be deemed to have satisfied any such obligation if it has provided commercially reasonable access to a single database per Service containing the required data, information or report, which access may be granted subject to reasonable confidentiality and security requirements.

SECTION 12.  SERVICE DAYS

Nothing contained in this Agreement is intended to or shall require Atlantic, in any capacity under this Agreement, to perform any functions or duties on any day other than a business day of the Trust or of a Fund.  Functions or duties normally scheduled to be performed on any day, which is not a business day of the Trust or of a Fund, shall be performed on, and as of, the next business day, unless otherwise required by law.

SECTION 13.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The trustees of the Trust and the Shareholders shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and Atlantic agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which Atlantic’s rights or claims relate in settlement of such rights or claims, and not to the trustees of the Trust or the Shareholders.

SECTION 14.  TAXES

Atlantic shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust or any Shareholder or any purchase of Shares, excluding taxes assessed against Atlantic for compensation received by it under this Agreement, unless the taxes, assessments or governmental charges are the result of acts or failures to act for which Atlantic would be liable under Section 3(a).

SECTION 15.  MISCELLANEOUS

(a)           Except for Appendix A to add new Funds and Classes in accordance with Section 6, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

(b)           This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

(c)           This Agreement constitutes the entire agreement between the parties hereto and supersedes any Prior Agreement or other agreement executed prior to the date hereof with respect to the subject matter hereof, whether oral or written.  Upon the execution and delivery of this Agreement, the Prior Agreements shall be deemed to have been terminated by mutual consent of the parties, provided that to the extent set forth therein the provisions of any Prior Agreement shall survive such termination.

(d)           This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)           If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)           Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(g)           Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(h)           Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

(i)           No affiliated person, employee, agent, director, officer or manager of Atlantic shall be liable at law or in equity for Atlantic’s obligations under this Agreement.

(j)           Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

(k)           Notwithstanding any provision of this Agreement to the contrary, Atlantic shall not be obligated to provide legal representation to the Trust or any Fund, including through the use of attorneys that are employees of Atlantic.

(l)           Each Appendix to this Agreement is part of the Agreement.  In the event of any conflict between this Agreement and any Appendices, this Agreement shall control.  To the extent Atlantic is required to deliver a report to the Trust under this Agreement, such obligation cannot be discharged by Atlantic delivering such report to itself or to an Affiliated subcontractor (including itself or such Affiliated subcontractor acting in any capacity under this Agreement other than in its capacity in delivering such report).

(m)           Except as specifically set forth in Sections 3(b) and (c), there are no third party beneficiaries of this Agreement.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Fee Schedule to be duly executed all as of the day and year first above written.

FORUM FUNDS

J. Michael Parish
Chairman and Trustee

ATLANTIC FUND ADMINISTRATION, LLC

Stacey E. Hong
President